Exhibit 10.4

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of this 20th day of February 2025, by and between BLINK CHARGING CO., a Nevada corporation (“Blink”), having an office at 5081 Howerton Way, Suite A, Bowie Maryland, 20715 and ENVOY, TECHNOLOGIES INC., a Delaware corporation and indirect wholly-owned subsidiary of Blink (“Envoy”), having an office at 8575 Washington Blvd., Los Angeles, California 90232.

WHEREAS, the Parties have prepared and filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission relating to the proposed underwritten initial public offering of shares of Envoy’s common stock (the “IPO”); which will enable Envoy to become an independent publicly traded company, focused on the electric car sharing business; and

WHEREAS, Envoy has requested that Blink provide, and Blink has agreed to provide, certain transitional sales and marketing, finance, accounting, legal, and technology-related services to Envoy following the completion of the IPO, pursuant to the terms and conditions hereinafter set forth.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Engagement of Blink.

(a) During this Agreement’s term, Blink shall provide to Envoy a range of professional services including sales and marketing, finance, accounting, and legal, as well as technology-related support (“Services”), as more fully described and defined below, as may be necessary or desirable, or as Envoy may reasonably request or require, in connection with the business and operations of Envoy and its subsidiaries and affiliates. “Services” means and includes, without limitation, the furnishing of advice, assistance, and guidance to, among other things: (i) assist in the development of strategic sales, marketing, promotion, and advertising programs, (ii) leverage Blink’s management information and accounting systems to facilitate tasks such as federal and state tax returns preparation, cash management, insurance and worker’s compensation program administration, legal counsel, employee benefits services, and payroll preparation, and (iii) provide technology support including assisting with enhancement and maintenance of Envoy’s platform, web-based portals, mobile applications, and related operations. Blink will deploy qualified personnel and equipment to implement the same as needed.

(b) While the amount of time and personnel required for performance by Blink hereunder will necessarily vary depending upon the nature and type of Services requested by Envoy, Blink shall devote such time and effort and make available such personnel as may from time to time reasonably be required for its performance.

2. Oversight. Envoy’s Chief Executive Officer or such officer’s authorized representative (“Envoy Management”), shall possess ultimate oversight authority over the Services provided by Blink. Blink commits to complying with Envoy Management’s reasonable instructions and establishing effective reporting mechanisms. Disputes regarding authority will be resolved through good-faith negotiations, with formal Dispute Resolution procedures covered below as a last resort.

3. Term; Termination. This Agreement shall commence on the first business day following the closing date of the IPO (the “Effective Date”) and shall remain in effect for a period of a one (1) year term unless terminated earlier in accordance with the provisions set forth herein. Either Party may terminate this Agreement for convenience upon thirty (30) days prior written notice, (i) with Envoy having the right to terminate at any time and (ii) Blink having the right to terminate after the 6-month anniversary of the Effective Date. This Agreement may also be terminated immediately by either Party, upon a written notice, if (i) the other Party commits a material breach of this Agreement which cannot be remedied, (ii) the other Party commits a material breach of this Agreement which can be remedied but fails to remedy that breach within 30 days of receiving a written notice from the non-breaching Party requiring it to do so, or (iii) the other Party undergoes a bankruptcy, insolvency, receivership, or change of control.

4. Payments to Blink. In consideration of the Services provided by Blink hereunder, Envoy shall pay Blink those fees quoted in Exhibit A for each of the service areas (legal, accounting, marketing, IT, and sales) as follows:

(a) Annual Fee per Service Area. Blink shall provide Envoy with an annual price for the Services (the “Annual Fee”) enumerated in Exhibit A. Envoy shall pay 1/12 of the annual fee for each service area every month, regardless of the level of services actually performed or utilized in that month (the “Monthly Fees”).

(b) Adjustment for Service Termination or Reduction. If Envoy chooses to discontinue or reduce the Services in any one of the service areas (e.g., hiring a lawyer directly for legal services), Envoy may terminate the corresponding Services by providing 30 days prior written notice and will no longer be obligated to pay for that service area in subsequent months. However, payments for the remaining Services will continue as per the agreed schedule.

(c) Normal Course of Business. The Services provided by Blink to Envoy will cover all such services required to operate Envoy’s business in the “normal course of business.”

(d) Special Services. Envoy may, at its discretion, request from Blink that it provide Special Services. “Special Services” means services outside Envoy’s normal course of business (e.g., large projects or specific consultative services, M&A activities, and litigation). Special Services will be quoted separately and paid for by Envoy on a case-by-case basis, outside of the monthly fees outlined above. All Special Services will be quoted and charged at the then effective hourly rates listed in Exhibit A. If Envoy requires services that Blink in its own business does not provide (including securities counsel, government relations advocacy), Envoy shall hire those services from providers outside of Blink.

(e) Additional Fees for Materials and Expenses. In addition to the Monthly Fees for Services and Special Services fees, Envoy shall pay Blink the actual cost or fair rental value of any third-party providers, materials, and equipment utilized in connection with such services, as well as an allocable pro rata portion of Blink’s administrative, overhead, office, and related expenses. This includes fees and costs for third-party professionals retained by Blink specifically for providing such services to Envoy (e.g., outside counsel, accountants, and financial advisors). Blink shall obtain Envoy’s prior consent before retaining such third-party providers.

(f) Payment Terms. Promptly following the end of each month and receipt of an appropriate statement from Blink, Envoy shall promptly pay the Monthly Fees for that month, including any applicable charges for materials, Special Services, or other expenses as described above.

(g) Adjustment. No later than two months following the Effective Date, the Parties shall review the pricing in relation to the scope of work extended by Blink and, if necessary, adjust the Annual Fees and/or the Monthly Fees accordingly.

5. Audit Rights. Envoy shall have the right to audit Blink’s performance and financial records related to the Services provided under this Agreement (“Audit”) at reasonable intervals and with prior written notice. The Audit may include but is not limited to compliance with agreed-upon standards, quality of services, and accuracy of invoice charges. Blink agrees to cooperate fully with the Audit, providing access to relevant records and personnel. Audit filings shall be promptly shared with Blink, and any discrepancies or non-compliance issues should be addressed promptly.

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6. Confidential Information.

(a) “Confidential Information” means (i) any information disclosed, directly or indirectly, by or on behalf of one party (“Discloser”) to the other party (“Recipient”) pursuant to this Agreement that is designated as “confidential,” or in some other manner to indicate its confidential nature, and (ii) any information that otherwise should reasonably be expected to be treated in a confidential manner based on the circumstances of its disclosure or the nature of the information itself. However, Confidential Information does not include any information which (A) is or becomes generally known and available to the public through no act of the Recipient; (B) was already in the Recipient’s possession without a duty of confidentiality owed to the Discloser at the time of the Discloser’s disclosure, as shown by the Recipient’s contemporaneous records; (C) is lawfully obtained by the Recipient from a third party who has the express right to make such disclosure; or (D) is independently developed by the Recipient without breach of an obligation owned to the Discloser.

(b) Recipient may not use Discloser’s Confidential Information for any purpose except to exercise its rights and perform its obligations under this Agreement. Recipient may not disclose, or permit to be disclosed, either directly or indirectly, any Confidential Information of Discloser, except: (i) to Recipient’s advisors, or prospective investors or purchasers, in each case subject to written obligations of confidentiality, or (ii) where the Recipient becomes legally compelled to disclose Confidential Information, notwithstanding the Recipient’s having given the Discloser’s prior notice of such legally compelled disclosure and a reasonable opportunity to seek a protective order or other confidential treatment for such Confidential information (if permitted by applicable law). Each party will take at least reasonable measures and care to protect the secrecy of, and avoid disclosure and unauthorized use of, the Confidential Information of the other party, and will take at least those measures that it takes to protect its own most highly confidential information.

(c) Each party may disclose the existence of this Agreement but shall treat the terms and conditions of this Agreement as Confidential Information and shall make no reference to the terms and conditions of this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, either party may disclose the terms and conditions of this Agreement as required by any court or other governmental body; as otherwise required by law, including securities laws; to legal counsel of the parties; in confidence, to accountants, banks, financing sources and their advisors; in confidence in connection with the enforcement of this Agreement or rights under this Agreement; or in confidence, in connection with a merger or acquisition or proposed merger or acquisition.

(d) The obligations of Recipient under this Agreement shall survive the termination or expiration of this Agreement, with respect to any particular Confidential Information of Discloser, for a period of five (5) years, except with respect to Confidential Information of the Discloser that constitutes a trade secret under applicable law, in which case, such obligations of Recipient shall continue until such Confidential Information becomes publicly known or made generally available through no action or inaction of the Recipient.

(e) The Parties agree that each of the provisions of this Section 6 are reasonable and necessary for the protection of each Party. If any provision is found invalid or unenforceable, the remaining provisions shall remain in effect; and the invalid provision shall be modified to be enforceable. Any violation of this Section 6 will cause irreparable harm, entitling the injured Party to seek injunctive relief from a competent court, in addition to other remedies available.

(f) The provisions of this Section 6 shall survive the expiration or termination of this Agreement for any reason.

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7. Non-Disparagement. During the Term and for a period of two (2) years following its termination or expiration, neither party shall, directly or indirectly, make any statement (whether oral, written, or otherwise) that could reasonably be expected to disparage, defame, or otherwise harm the reputation, goodwill, or business interests of the other party, its affiliates, officers, directors, employees, or agents. This includes, but is not limited to, statements made to the media, investors, or other third Parties.

8. Indemnification.

(a) Envoy agrees to indemnify and hold harmless Blink against and in respect of any and all claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and legal and other expenses (collectively, “Losses”) arising out of any act or omission of Envoy that constitutes gross negligence or willful misconduct in connection with the receipt of Services.

(b) Blink agrees to indemnify and hold harmless Envoy against and in respect of any and all Losses arising out of any act or omission of Blink that constitutes gross negligence or willful misconduct in connection with the provision of Services.

(c) The indemnifying party’s obligations in this 8 are subject to it receiving: (i) prompt written notice of the claim (provided, however, that any failure to provide prompt written notice will not, relieve the indemnifying party of its obligations pursuant to this Section 8 except to the extent that the indemnifying party is materially prejudiced thereby); (ii) the exclusive right to control and direct the investigation, defense, and settlement of the claim; and (iii) all reasonably necessary cooperation of the indemnified party, at the indemnifying party’s expense for reasonable out-of-pocket costs. The indemnifying party may not settle any claim without the indemnified party’s prior consent if settlement would require the indemnified party to admit fault or take or refrain from taking any action. The indemnified party may participate in a claim with its own counsel at its own expense.

9. Dispute Resolution. In the event of any dispute or disagreement arising under or in connection with this Agreement, the Parties shall first attempt to resolve the matter amicably through good-faith negotiations. If, within 15 days from the initiation of such negotiations, the Parties are unable to reach a mutually acceptable resolution, the dispute shall be referred to arbitration. The arbitration proceedings shall be conducted in accordance with the rules of Judicial Arbitration and Mediation Services (JAMS), and the arbitrator’s decision shall be final and binding upon both Parties. The costs of arbitration shall be borne as determined by the arbitrator.

10. Choice of Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws. Any legal action or proceeding arising out of or relating to this Agreement shall be instituted in the state or federal courts located within the State of Delaware, and the Parties consent to the personal jurisdiction of such court.

11. Transition and Exit Plan. Reasonably before this Agreement’s termination or expiration, both Parties shall collaborate in good faith to develop and implement a comprehensive transition and exit plan. This plan shall include, but not be limited to, a detailed timeline for the winding down of Services, transfer of responsibilities, and the seamless transition of any ongoing projects. The Parties agree to designate key personnel responsible for overseeing the transition process and facilitating the transfer of information and documentation. Any costs associated with the transition and exit shall be discussed and agreed upon by both Parties in advance. Blink agrees to provide necessary cooperation and support during the transition period, including the orderly transfer of records, data, and any other relevant information to Envoy. This Section 11 aims to ensure an efficient and cooperative transition process, minimizing disruptions and facilitating the smooth transfer of responsibilities back to Envoy or an alternative service provider.

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12. General.

(a) All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing. They shall be deemed to have been duly given if personally delivered, mailed by regular first-class mail, or sent by facsimile or email/pdf transmission, in each case, however, only against receipt, or if mailed by first class registered or certified mail, return receipt requested, addressed to the Parties, in each case, to the address set forth above, Attention: President, or to such other person or address as may be designated by like notice hereunder. Any such notice, request, demand, or other communication shall be deemed to have been given on the date actually received, if personally delivered, mailed by regular first-class mail or sent by facsimile or email/pdf transmission, or on the second day after the date of mailing, if mailed by registered or certified mail.

(b) Neither this Agreement nor any rights or obligations hereunder may be transferred, assigned, or delegated, in whole or in part, by any Party without each other Party’s prior written consent. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns, but no other person or entity shall acquire or have any rights under this Agreement.

(c) Neither this Agreement nor any term or provision hereof may be amended, waived, discharged, or terminated in any manner other than by an instrument in writing signed by the Party against which the enforcement of the amendment, waiver, discharge, or termination is sought.

(d) This Agreement is the product of the Parties’ negotiations and any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

BLINK CHARGING CO.

By:	/s/ Michael Battaglia
Name:	Michael Battaglia
Title:	President and Chief Executive Officer

ENVOY TECHNOLOGIES, INC.

By:	/s/ Aric Ohana
Name:	Aric Ohana
Title:	Chief Executive Officer

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EXHIBIT A

Annual Fees

1.	Legal Services:	$165,000 a year

2.	Marketing Services:	$17,300 a year

3.	Accounting Services:	$232,000 a year

4.	IT Services:	$100,300 a year

Hourly Rate Fees

1.	Top Executives (CFO, GC, CTO)	$250/hour

2.	Other Executives (IR, CMO, In-house Counsel	$200/hour

3.	Directors/Officers	$150/hour

3.	Developers/other employees	$100/hour

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